Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Life360, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Equity	Life360, Inc. 2011 Stock Plan Common Stock, $0.001 par value per share	Other	3,407,791(3)	$15.52	$52,888,916.32	0.00014760	$7,806.40

Total Offering Amounts				—	$52,888,916.32	—	$7,806.40

Total Fees Previously Paid				—	—	—	—

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$7,806.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Life360, Inc. (the “Registrant”) that become issuable under the Life360, Inc. 2011 Stock Plan (as amended, the “Stock Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share of $15.52 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock (traded as three CHESS Depositary Interests (“CDIs”) on the Australian Securities Exchange, on February 26, 2024, which date is within five business days prior to the filing of the Registration Statement, and multiplying such average by 3 (to account for the 1:3 ratio of Common Stock to CDIs). The U.S. dollar equivalent of the maximum offering price per share has been calculated using an exchange rate of 0.6566 to convert Australian dollars to U.S. dollars as of February 23, 2024, as announced by the Federal Reserve as of 12:00 p.m., Eastern Time.

(3)	Represents shares of Common Stock that were added to the shares authorized for issuance under the Stock Plan on January 1, 2024, pursuant to an “evergreen” provision contained in the Stock Plan.
(4)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00014760.